UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 18, 2007
Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

333-85496	EXELON GENERATION COMPANY, LLC (a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959	23-3064219

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01 Other Events

On October 18, 2007, the Georgia Public Service Commission (GPSC) issued an order that certified the April 4, 2007 tolling agreement between Exelon Generation Company, LLC (Generation) and Georgia Power, a subsidiary of Southern Company, whereby Generation has sold its rights to 942 megawatts of capacity, energy, and ancillary services supplied from its existing long-term contract with Tenaska Georgia Partners, LP (Tenaska) commencing June 1, 2010 and lasting for 20 years. As a result of this transaction, Generation will recognize a non-cash after-tax loss of approximately $71 million in the fourth quarter of 2007. The transaction provides Generation with approximately $43.5 million in annual revenue in the form of capacity payments over the term of the tolling agreement. The transaction with Georgia Power is expected to provide Generation with relatively greater certainty of cash flows associated with Generation's contract with Tenaska, compared to the sale of the contracted capacity, energy and ancillary services in the volatile spot wholesale markets.

* * * * *

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Generation’s 2006 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Generation’s Second Quarter 2007 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission by Generation.  Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. Generation does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON GENERATION COMPANY, LLC

/s/ John F. Young
John F. Young
Executive Vice President, Finance and Markets
and Chief Financial Officer
Exelon Corporation

October 19, 2007